Exhibit 10.13

EXECUTION VERSION

PROMOTIONAL AGREEMENT

THIS PROMOTIONAL AGREEMENT (“Agreement”) is entered into this 15th day of March, 2019 (the “Effective Date”) by and between F45 Training Holdings Inc., a Delaware corporation (“Company”) and Mark Wahlberg (“Provider”). Company and Provider are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

A. Provider is an internationally renowned actor, producer, executive producer and entrepreneur.

B. Company is an international franchisor of fitness/group training facilities.

C. Company wishes to engage Provider to provide promotional and related services to the Company, its subsidiaries and the F45 brand of franchised group fitness training facilities.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows (any capitalized terms not otherwise defined herein shall have the meanings set forth in Section 7):

1. Services.

During the Term (as defined below), Provider shall devote a reasonable amount of his time necessary to comply with the obligations under this Agreement to promote and participate in mutually approved marketing opportunities for the Company and its subsidiaries in connection with the F45 brand of franchised group fitness training facilities (collectively, the “Products”), which opportunities may include, but not be limited to, the following:

(a) Subject to Provider’s professional availability and approval of dates, times, locations and specific event details, Provider shall make reasonable efforts to be available for public and private appearances at a mutually agreed number of Company events in the United States during each year of the Term, with each appearance lasting no more than three (3) hours, exclusive of travel time. Company events may include, but not be limited to, investor meetings, flagship store openings and special events, “draft days,” and franchise conferences. Upon request, Provider shall use reasonable good faith efforts to keep the Company informed with respect to any professional obligations or commitments that may impact Provider’s obligations hereunder. Notwithstanding the foregoing, Provider’s obligations and activities as an actor, producer, executive producer and director shall take precedence over any public appearances described in this clause (a).

(b) Use of reasonable efforts by Provider to provide product placement for the Product in entertainment content that is under the control of Provider, and at private parties and custom events controlled and hosted by Provider. (Such placements, if any, shall be subject to Company paying and providing any required third party clearances disclosed to the Company in writing with reasonable advance notice prior to the applicable party(ies) or event(s), including, without limitation, master use fees, synchronization fees and other licensing fees payable to third parties, and venue-related restrictions.) Failure to so provide any of the foregoing opportunities shall not be deemed a breach of this Agreement. All documented, out-of-pocket costs associated with such product placements shall be borne by the Company.

(c) Use of reasonable efforts by Provider, when making public appearances or participating in interviews, whether or not they have been arranged by Company, to promote Provider’s affiliation with the Company, make positive public comments about the Products (taking into consideration the nature of the appearance or interview). Failure to so participate in any of the foregoing shall not be deemed a breach of this Agreement.

(d) Use of reasonable efforts by Provider to promote the Products through Provider’s current and future personal and professional relationships.

(e) Provider shall participate in a mutually agreed upon number of photo/video shoots (each a “Shoot”), subject to the following: .

(i) All costs and expenses related to the Shoots shall be borne by the Company.

(ii) Provider’s participation in any Shoot shall be subject to Provider’s professional availability and mutual agreement regarding the date, time and location of the Shoot.

(iii) All aspects of the Shoot shall be subject to the mutual approval of Provider and the Company, including without limitation general creative concepts, storyboards, scripts, directors, photographers, hair/makeup/wardrobe personnel, “look”, stills (including retouching), edits, copy, layouts, others appearing with Provider and all uses thereof.

(iv) The Company shall be responsible for complying with all SAG and similar obligations in connection with any Shoot.

(f) Provider shall participate in a mutually agreed upon number of publicity interviews per year of the Term with mutually approved outlets via phone or email in connection with the Company’s ongoing promotion of the Products at such times as shall be reasonably agreed by the Company and Provider, subject to Provider’s professional availability. In addition, Provider shall have the right to pre-approve the identity of the interviewer, the interview questions and the length of the interviews.

(g) Provider and Company shall mutually approve a press release and a Q&A regarding Provider’s affiliation with the Products.

(h) Provider shall provide the Company with a reasonable number of photographs, images, recordings videos and/or other content of and/or concerning Provider that are approved for use in connection with mutually approved services and mutually approved promotion of the Products. All costs and expenses in connection with the foregoing photographs, images, recordings videos and/or other content shall be borne by the Company, including without limitation the costs and expenses of any shoots to generate such materials, costs to clear any mutually approved pre-existing materials and the costs and expenses of complying with any SAG and similar obligations with respect to such materials.

(i) Social Media Efforts.

(i) During the Term, Provider shall produce no less than one (1) mutually approved social media post per month of any of the following: (A) in-feed Instagram posts (still, video or boomerang); (B) Instagram stories; (C) Facebook posts and live videos; and (D) Twitter tweets, all on Provider’s social media channels to the extent maintained by Provider (the “Social Media Posts”), it being understood that each channel counts as a separate post. For avoidance of doubt, the Instagram story frames shall include, if possible, the swipe-up feature with a link provided by Company. The Social Media Posts shall be posted on a date and time mutually agreed upon by both Parties during the Term. For the avoidance of doubt, Provider shall follow guidelines for content and creative for the Social Media Posts as provided by the Company.

(ii) Provider shall share copy and any accompanying content (such as photos or video) for the Social Media Post with Company for approval at a reasonable time prior to posting unless otherwise directed by Company (and Provider shall not post any content for the Social Media Posts without Company’s express prior written approval).

(iii) Provider agrees to leave Social Media Posts on Provider’s social channels during the Term, but may remove post-Term.

(iv) In connection with the Social Media Posts, Provider shall reasonably comply with the Company’s written instructions regarding FTC disclosure obligations as well as the corresponding program hashtag (if applicable, as directed by Company) and Company handles.

(v) Company may re-tweet and/or re-post Provider’s Social Media Posts (and tag Provider in such posts) and said postings shall not count against the total number of Social Media Posts as outlined above; provided however any such re-tweet or re-post may only be made in connection with the Products; provided, further, no whitelisting or darklisting of such Social Media Posts shall be permitted.

(vi) Company shall deliver to Provider written guidance regarding the Company’s legal compliance policies, privacy and social media policies for Social Media Posts, and Provider shall reasonably comply with such guidance. All posts must also include Company-approved disclosure language (#sponsored, #ad, #paid).

(vii) Upon Company’s request, Provider shall promptly remove or revise any messaging or content that Provider has previously posted or distributed that relates to the Products.

In connection with any appearances, Shoots, interviews and other activities of Provider described herein, the Company shall provide for and pay Provider’s out-of-pocket expenses of hair, stylist, makeup and security personnel as well as Provider’s publicist and manager. All such arrangements shall be negotiated in good faith, and shall reflect Provider’s and such personnel’s customary precedents. In addition, if Provider is required to perform services at a location that is more than 50 miles from Provider’s principal residence in Los Angeles, the Company shall provide and pay for hotel and travel arrangements (including, without limitation, cost of heavy private jet transportation) for Provider and the foregoing personnel. Such arrangements shall be negotiated in good faith taking into account Provider’s and such personnel’s customary precedents. The Company shall provide not less than ninety (90) days’ notice of the dates Company shall request Provider’s services. Provider agrees to respond promptly to the Company’s inquiries regarding Provider’s availability and if not available, provide the Company with alternate dates.

2. Rights to Promotion Materials.

Provider acknowledges and agrees that Company will own all right, title, and interest in and to any and all advertising, marketing, and promotional materials used in connection with Company’s manufacturing, distribution, and sale of the Products, except to the extent that any such materials contain any intellectual property owned by Provider or any entity affiliated with Provider. Notwithstanding the forgoing, Company acknowledges that it shall have no right, title or interest in or to any entertainment content into which Provider elects to include Company promotional material.

3. Restricted Stock Units.

(a) In consideration of Provider’s services hereunder, Provider is being granted 1,369,324 restricted stock units (collectively, the “Restricted Stock Units”) which shall settle in Common Stock subject to, and in accordance with, the terms and conditions of this Section 3 (with each group of Restricted Stock Units described in each of Sections 3(a))(i), (ii) or (iii) below each consisting of a “Tranche”) as follows:

(i) upon the occurrence of a Vesting Event (as defined below) in which the Company Equity Value (as defined below) is equal to or greater than US$ 1.0 billion , 456,441 Restricted Stock Units will be settled for 456,441 shares of Common Stock;

(ii) upon the occurrence of a Vesting Event in which the Company Equity Value is equal to or greater than US $1.5 billion 456,441 Restricted Stock Units will be settled for 456,441 shares of Common Stock; and

(iii) upon the occurrence of a Vesting Event in which the Company Equity Value is equal to or greater than US $2.0 billion 456,442 Restricted Stock Units will be settled for 456,442 shares of Common Stock.

(b) Notwithstanding anything in this Agreement to the contrary, in order for any Restricted Stock Units in any Tranche to vest and settle in Common Stock, Provider must continue to provide the services described in Section 1 through and including the date of the consummation of the relevant Vesting Event for such Tranche. In the event Provider ceases to perform the services described in Section 1 for any reason, any Tranche of Restricted Stock Units which has not been earned and settled at the time of such cessation of services will be forfeited for no consideration.

(c) Subject to Section 3(b) above, each Tranche of Restricted Stock Units shall settle in Common Stock only once upon the occurrence of a Vesting Event in which the Company Equity Value equals or exceeds the applicable threshold associated with such Tranche (it being understood that (i) more than one Tranche of Restricted Stock Units may be settled at one time in the event more than one Company Equity Value threshold is attained or exceeded in a single Vesting Event and (ii) subject to Section 3(a) and Section 3(b), Tranches that remain unvested upon the occurrence of a Vesting Event shall remain available for settlement upon the occurrence of a subsequent Vesting Event in which the Company Equity Value threshold for such Tranche is attained).

(d) The Parties agree that the purpose of the Restricted Stock Units is to reward Provider upon the Company and its subsidiaries (and/or their successors) achieving certain valuation thresholds in connection with a sale, financing or trading on the public markets, irrespective of changes to the Company’s legal or corporate structure. In the event of adjustments to the Company’s legal or corporate structure (including reorganizations, conversions of corporate form, distributions, recapitalizations, etc.), the rights and benefits of Provider hereunder shall be adjusted to appropriately so as to replicate as nearly as practicable the benefits granted to Provider hereunder (subject in each case to the terms and provisions of this Agreement).

(e) Any shares of Common Stock issues pursuant this Agreement shall be considered “Shares” and “Registrable Securities” as those terms are defined in the Stockholders’ Agreement (as defined below) and the issuance by the Company of such Common Stock shall be subject to the execution and delivery by Provider of a joinder to the Stockholders’ Agreement in the form required thereby.

(f) Any Common Stock to be issued in connection with any Tranche of Restricted Stock Units shall be issued and delivered to Provider as soon as possible following the Vesting Event, but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Event occurred.

4. Provider’s Representations and Warranties.

Provider represents and warrants to Company that, as of the date hereof:

(a) The execution and delivery of this Agreement by the Provider and the performance by Provider of the covenants and obligations contemplated hereunder are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any material agreement to which Provider is a party or by which Provider or any of its assets is bound or under any law applicable to Provider.

(b) Provider will perform the services hereunder diligently and in a professional, first class manner consistent with general industry standards and practices and will comply with all applicable laws, rules, regulations and standards in completing such services.

(c) Subject to last paragraph of this Section 4, to the best of Provider’s knowledge, no materials delivered or otherwise furnished by Provider hereunder, including without limitation, all graphics, music, sound, images, files, photos, animation, artwork, text, data, information, messages, hypertext links, scripts, and all other dramatic, artistic, literary, and musical materials, ideas and other intellectual properties furnished or selected by Provider or any third party engaged by Provider, and contained in or used in connection with the transactions contemplated hereby or Provider’s social media posts or the distribution, advertising, publicizing or other use or exploitation thereof, will infringe the rights of any third party.

(d) To the best of Provider’s knowledge, Provider shall refrain from using any material in any content provided to Company that would cause Company to be required to pay any fee to a third party or to incur any cost without the Company’s consent (including, without limitation, any union or guild payments (other than SAG payments, which shall be the Company’s responsibility)).

Notwithstanding the foregoing, the Company shall be responsible for paying or satisfying has obtained all third party rights, licenses, permissions and/or clearances required for the worldwide production, distribution, exhibition and exploitation of materials that the Company desires to use that Provider notifies the Company he does not own.

5. Company Representations and Warranties.

Company represents and warrants to Provider that, as of the date hereof:

(a) Organization and Capitalization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own its assets and operate its business. Schedule 5.4 of the Issuer Disclosure Schedule to that certain Share Purchase Agreement, of even date herewith (in connection with which, among other things, the Company is issuing on the date hereof shares of its capital stock (the “Share Purchase Agreement”), sets forth a true and correct schedule of all of the outstanding equity interests in the Company as of the date hereof, as well as all of the options, convertible securities and other rights to acquire or commitments to issue equity interests in the Company (other than the Restricted Stock Units and other rights to acquire or commitments to issue equity interests in the Company pursuant to the Share Purchase Agreement). The shares of Common Stock issuable by the Company hereunder have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

(b) Authority. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and, assuming due authorization, execution and delivery hereof by Provider, constitutes the binding and enforceable obligation of the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) No Conflict. The execution and delivery of this Agreement by the Company, the performance by it of the covenants and obligations contemplated hereunder, and the consummation by it of the transactions described hereunder, are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Company’s organizational documents or any material contract to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of its or their assets is bound, or under any law or governmental order applicable to the Company or any Subsidiary, and do not require consent or approval from any Person.

6. Term and Termination.

This Agreement shall become effective on the Effective Date and continue for a period of five (5) years (the “Term”). Notwithstanding the foregoing, the Term shall end prior to the expiration of such period, upon (a) the occurrence of a Cause Event and (b) Provider’s delivery of notice upon the occurrence of a Deemed Liquidation Event.

7. Definitions.

(a) “Anti-Prestige Activity” means (a) performance in any pornographic media (including without limitation, pornographic films), or (b) consumption of illegal drugs (provided this clause (b) shall not apply to activities in connection with Provider’s movie/TV roles).

(b) “Average Trading Price” means, if the Common Stock of the Company is then Publicly Traded, on any date, the average of the Closing Prices of the Common Stock over the twenty (20) Trading Day period ending prior to such date.

(c) “Cause Event” shall mean the occurrence of any of the following, whether such event occurs or is first made public during the Term:

(i) any material breach by Provider of this Agreement which is not cured within thirty (30) days following written notice by Company to Provider of such breach;

(ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States, or any State, if such felony involves moral turpitude and materially impairs Provider’s ability to perform the services hereunder; or

(iii) Provider engaging in any Anti-Prestige Activities.

(d) “Charter” means the Amended and Restated Certificate of Incorporation of the Company (as the same may be further modified, amended or restated in accordance with the provisions thereof).

(e) “Closing Price” means, when used with respect to the Common Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(f) “Common Stock” has the meaning given to such term in the Charter; provided that, in the event the Common Stock is converted or exchanged into Equity Securities of a Subsidiary of the Company in connection with any reorganization, recapitalization, reclassification, consolidation or merger in connection with the initial public offering of the Equity Securities of such Subsidiary, the Equity Security into which such Common Stock is converted or exchanged.

(g) “Company Equity Value” means (i) with respect to a Deemed Liquidation Event or Financing Transaction, the aggregate equity value of all of the Equity Interests of the Company (assuming conversion or exercise of all Derivative Securities) as determined in accordance with GAAP and with reference to such event and (ii) at any time when the Common Stock is Publicly Traded, the aggregate value of all of the Equity Interests of the Company and its Subsidiaries (assuming conversion or exercise of all Derivative Securities) based on the Average Trading Price of the Common Stock.

(h) “Deemed Liquidation Event” shall have the meaning given to that term in the Charter.

(i) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Equity Interests, including options and warrants.

(j) “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Financing Transaction” a transaction involving the sale, issuance or redemption of Equity Securities by the Company or a Subsidiary thereof, including any initial public offering.

(m) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(n) “Publicly Traded” means that the Common Stock is listed or traded on a national securities exchange or over the counter.

(o) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting Equity Interests are owned, directly or indirectly, by such Person.

(p) “Trading Day” means any day on which an Equity Interest is traded on the principal securities exchange or securities market on which it is then listed or traded.

(q) “Vesting Event” shall mean (i) a Deemed Liquidation Event, (ii) the closing of a Financing Transaction, or (iii) at any time that the Common Stock is Publicly Traded, the Company Equity Value exceeding an applicable threshold set forth in Section 3(a).

8. Indemnification.

(a) Provider shall indemnify, defend and hold Company (“Company Indemnified Parties”) harmless from any claim, damage, loss, liability, cost or expense (including reasonable third party counsel fees and disbursements of counsel) resulting or arising from any material breach by Provider of any of his representations, warranties or covenants set forth in this Agreement. The Company Indemnified Parties shall promptly notify Provider of any claim, and reasonably cooperate with Provider in the defense or settlement of such claim; provided that, no delay in notification shall affect Provider’s indemnification obligations except to the extent such delay prejudices Provider’s ability to defend such claim. Provider shall have the right to select counsel (reasonably acceptable to Company) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Company Indemnified Parties.

(b) Company shall indemnify, and defend and hold Provider, Provider’s affiliates, Provider, and their respective successors, assigns, representatives, employees, officers, and other agents (“Provider Indemnified Parties”) harmless from any claim, damage, loss, liability, cost or expense (including reasonable third party counsel fees and disbursements of counsel) resulting or arising from (i) the distribution or licensing of the Products, (ii) any alleged defect in the Products or its implementation, (iii) any material breach by Company of the provisions of any of its representations, warranties or covenants set forth in this Agreement, or (iv) the provision of services pursuant to this Agreement except to the extent that Company is entitled to be indemnified in respect thereof pursuant to Section 8(a) above. The Provider Indemnified Parties shall promptly notify Company of such claim, and reasonably cooperate with Company in the defense or settlement of such claim; provided that, no delay in notification shall affect Company’s indemnification obligations except to the extent such delay prejudices Company’s ability to defend such claim. Company shall have the right to select counsel (reasonably acceptable to Provider) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Provider Indemnified Parties.

9. Insurance.

Company shall maintain in full force and effect during the Term, with a reputable insurance carrier, a general liability insurance policy with a limit of liability of not less than US $2,000,000 and an umbrella policy with a limit of liability of not less than US $5,000,000. Provider will be named as an additional insured under these policies. Nothing in this Section 9 is intended to limit or affect the indemnification provisions of Section 8(a) above.

10. Benefit and Assignment.

Except as otherwise provided in this Section 10, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign all or any part of its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties, which consent may be given or withheld in the sole discretion of the other Parties.

11. No Third Party Rights.

This Agreement is entered into among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees. Except as provided herein, this Agreement is expressly not intended for the benefit of any creditor of the Parties or any other Person.

12. Force Majeure.

(a) All incidents of force majeure, being circumstances beyond the reasonable control of any Party and which have, or may have, a material effect on the ability to perform under this Agreement, including, but not limited to, failure of power or other utility supplies; fire; flood; earthquake; other natural disaster; explosion; riot, strike or lockout of that party’s work force; civil insurrection or unrest; terrorist activity; war (whether war be declared or not); and laws, regulations and acts of any governmental, transnational or local authority (“Force Majeure”), shall for the duration and to the extent of the effects caused thereby release the Parties from the performance of their contractual obligations hereunder. A Party who has suffered a Force Majeure event shall notify the other Party without delay of any such incident(s).

(b) Each Party shall take all reasonable steps to avoid or restrict Force Majeure events and to mitigate any loss therefrom.

(c) In the event of an incident or incidents of Force Majeure, the Parties shall as soon as reasonably possible resume performance of their obligations hereunder.

13. Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, (c) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 13. Notices shall be sent as follows:

If to Provider:

Mark Wahlberg

c/o Cortina Business Management

PO Box 610287

Newton, MA 02461

Attention: Rose Cortina

Fax: (617) 454-1126

with a copy to:

Sloane, Offer, Weber and Dern, LLP

10100 Santa Monica Blvd., Suite 750

Los Angeles, CA 90067

Attn: Jason Sloane, Esq.

Fax: (310) 248-3501

and

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Fax (310) 203-7199

Attn: Rick Wirthlin, Esq.

If to Company:

F45

30 Alma Street

Paddington, NSW

Australia

Attention: Elliot Capner, COO

with a copy to:

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention: David Malliband

Andrew J. Warmus

Fax:          (312) 698-2264

14. Amendment; Waiver.

No modification of or amendment to this Agreement shall be valid unless in a document signed by both Parties hereto and referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a document signed by the Parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

15. Severability and Modification.

Each provisions and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

16. Governing Law and Dispute Resolution.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER. EACH PARTY AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA AND BY EXECUTING THIS AGREEMENT AGREES TO VENUE IN SUCH COURTS AND CONSENTS TO SUCH COURTS’ JURISDICTION. PROCESS IN ANY SUIT OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

17. Independent Contractor.

In rendering the services to be rendered by Provider hereunder, Provider shall be an independent contractor. Nothing contained herein shall be deemed to constitute either Provider as the partner or agent of Company or Company as the partner or agent of Provider. Neither Company nor Provider shall have the power or authority to bind the other with respect to third parties or to represent to third parties that they have such authority. The Parties acknowledge that nothing in this Agreement constitutes Provider as an employee of Company.

18. Entire Agreement; Further Assurances.

This Agreement together with Exhibit A attached hereto, constitutes the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, and supersedes any other prior written or oral agreement or understandings between and among the Parties with respect to the subject matter hereof. Each Party shall, at the other Party’s request, execute and deliver such instruments or take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

19. Counterparts.

This Agreement may be executed in two or more counterparts (and may be executed and delivered via facsimile in two or more counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Titles and Subtitles; Construction.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

21. Joint Draft.

The Parties have participated jointly in the drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

22. 409A

The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Internal Revenue Code (the “Code”) Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt form or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to

Provider (or any other individual claiming a benefit through Provider) for any tax, interest, or penalties Provider may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect Provider from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.

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[SIGNATURE PAGE TO PROMOTIONAL AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

F45 TRAINING HOLDINGS INC.

By:	/s/ Michael Raymond

Name: Michael Raymond
Its: President

/s/ Mark Wahlberg
Mark Wahlberg

EXHIBIT A

Standard Terms

The following standard terms are hereby incorporated into the Promotional Agreement:

A.	Exclusivity.

a.

Subject to clause c below, during the Term, Provider shall not, directly or indirectly, authorize (nor has Provider authorized, prior to the Term, which authority is still in effect) the use of Provider’s name, picture, image, voice, likeness, signature and/or biographical information, nor will Provider render any services, post about, sponsor, promote, give any testimonials or endorsements in any advertising in any medium, nor engage in any promotional, marketing, endorsement or activities, in connection with any product/service competitive with the Products (collectively, “Competitive Products”), defined as follows: fitness training business (home or traditional); class-focused fitness centers; group fitness classes; personal fitness training franchises; gym services; resistance training; yoga; pilates; cycling; dance fitness classes; martial or mixed martial arts-based fitness training; boxing-based fitness training; fitness bootcamps. By way of example only, the following gym or fitness service providers are considered Competitive Products: CrossFit, Orange Theory, Barry’s Bootcamp, Soul Cycle, Fly Wheel, Planet Fitness, Anytime Fitness, Equinox, Training Mate, Mirror, Jazzercise and Les Mills.

b.	Subject to clause c below, during the Term, Provider shall not, directly or indirectly, do the following:

i.	Divert, or attempt to divert, any business or customer of the Company or its affiliates to any competitor; or

ii.

Unless released in writing by the employer, employ or seek to employ any person who is at that time employed by the Company or its affiliates, or otherwise directly or indirectly induce such person to leave his or her employment.

c.	Notwithstanding anything to the contrary in these Standard Terms or in the Promotional Agreement:

i.

Nothing shall limit Provider’s right to appear (i) in any of the entertainment fields or in the entertainment, news or informational portion of any program, film, publication or other production or live event, regardless of the media through which such program, film, publication or other production or live event is exhibited, and/or (ii) in connection with the advertising, promotion, merchandising and/or publicity materials therefor, regardless of sponsorship or products or services used therein.

ii.

For the avoidance of doubt, (i) Provider may appear as a participant or guest at events, regardless of sponsorship or products used therein (e.g., Provider may participate in charity events and appear on a guest line or “red carpet” containing a backdrop with names of Competitive Products); (ii) Provider may appear in purely editorial material (e.g., a magazine spread) which uses and/or credits Competitive Products; (iii) Provider may appear in advertising and/or promotional materials for other products, which materials contain the incidental appearance of Competitive Products; and (iv) nothing herein or in the Promotional Agreement shall prevent Provider’s passive investment in any enterprise, product or service whatsoever.

iii.	For the further avoidance of doubt, paparazzi and other press footage and photographs containing Competitive Products shall not be deemed a breach hereunder.

iv.

Notwithstanding anything to the contrary herein or in the Promotional Agreement, nothing shall limit the use of Provider’s name, picture, image, voice, likeness, signature, biographical information and/or services in connection with the following and their commercial partners: (i) any non-profit youth sports initiatives of the Mark Wahlberg Youth Foundation; and/or (ii) any nutritional and/or ingestible products (including, without limitation, Performance Inspired and Aquahydrate).

B.	Grant of Rights.

a.

Creative Ownership. Subject to clause c below, the ownership of all designs, products, intellectual property, promotional and digital materials, and all any and all rights whether now known or hereafter devised in and to the results and proceeds of Provider’s services hereunder, including, without limitation, any contributions Provider makes in connection with any of the foregoing are the sole property of the Company. All results and proceeds of every kind of services heretofore and hereafter to be rendered by Provider in connection with the Products, including without limitation, all ideas, suggestions, themes, titles and other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Provider which in any way relate to the Products (collectively referred to as the “Work”) was or will be created as a work-for-hire for Company. The Work was specifically commissioned by Company and, as such, is a “work-made-for-hire” as such term is used in the United States Copyright Act, and Company is and shall be deemed the author thereof. Provider acknowledges that Company, as the author of the work, is the sole and exclusive owner of all rights in and to the Work and is entitled to the copyrights (and all extensions and renewals of copyrights) therein and thereto, with the right to make such changes therein and such uses thereof as Company may determine. To the extent the foregoing may, for any reason, not vest in

Company, all rights of every kind, in all media whether now or hereafter known, in perpetuity throughout the universe, Provider hereby assigns the same to Company. Provider hereby waives all rights of droit moral or “moral rights of the author” or any similar rights or principles at law which Provider may now or later have in the Work.

b.

Use of Provider’s Name and Likeness. Subject to the Company’s compliance in each case with the restrictions and requirements set forth in the Promotional Agreement (including Provider’s approval and consent rights), Provider grants to Company the worldwide, non-exclusive, royalty free, fully paid up, irrevocable, right and license to use, publicly display, publicly perform, reproduce, broadcast, amplify, whitelist, transmit, exhibit, disseminate and distribute Provider’s name, image, and likeness in connection with the promotion of the Products during the Term.

c.

Provider Retention of Rights. Except for the limited license expressly provided in the Promotional Agreement and in these Standard Terms, Provider retains all worldwide rights in Provider’s name, likeness, voice, and image.

C. Approvals. Company shall approve all social media posts prior to upload by Provider. Provider will submit all promotional social media posts to Company for approval a reasonable time before posting, and Company shall review such posts and provide feedback to Provider. Provider shall use reasonable efforts to incorporate such feedback into his posts. Provider shall resubmit the content to Company for review, and Company shall be entitled to additional rounds of feedback until the content is approved by Company for posting. For the avoidance of doubt, Provider shall not post any content in connection with this Agreement without the prior written approval of Company. Company shall not use Provider’s name and likeness on any assets or marketing materials related to the Products and/or Provider’s affiliation with the Products (including use of previously approved items in connection with a new use or context) without Provider’s prior written approval.

D. Confidentiality.

i. Provider will not disclose any trade secrets or confidential information of Company or its affiliates obtained by Provider hereunder to any third parties, Provider’s relationship with the Company (until publicly disclosed by the Company), and any of the terms of this Agreement. Nothing contained in this paragraph shall prevent Provider from disclosing (i) any information, on a need-to-know and confidential basis, to Provider’s business and legal representatives or (ii) any information required to be disclosed by law or legal process.

ii. The Company will not disclose (and shall cause its directors, officers, employees, contractors and affiliates not to disclose) any Provider Confidential Information (as defined below). Nothing contained in this paragraph shall prevent Company from disclosing (i) any information, on a need-to-know and confidential basis, to Company’s business and legal representatives or (ii) any information required to be disclosed by law or legal process. “Provider Confidential Information” shall mean information, which is confidential in nature and/or of great value to Provide and shall include, without limitation, (a) personal information or matters about Provider, his family, friends, representatives and employees; (b) business, financial, medical, legal or contractual matters of or pertaining to Provider and/or Provider’s business entities and their respective officers, directors, shareholders and employees (hereinafter, the foregoing referenced persons and entities are all collectively referred to as “Provider Related Parties”); (c) any other private and confidential matters concerning Provider or any of the Provider Related Parties; and (d) information pertaining to the terms of this Agreement.